Exhibit 99.1

Contacts:	Media	Investors
	Stephen Cohen	Joyce Thomas
	(212) 886-9332	702-880-4707

Caesars Entertainment, Caesars Entertainment Operating Co. Announce Sale of Remaining Stake in Conrad Punta Del Este

LAS VEGAS, May 18, 2017 - Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment" or the "Company") and Caesars Entertainment Operating Company, Inc. ("CEOC") today announced that Baluma Holdings S.A., a non-debtor foreign subsidiary of CEOC (“Baluma Holdings”) has sold Baluma Holdings’ 55% share in Punta del Este Conrad in Uruguay to Enjoy S.A., giving Enjoy S.A. 100% ownership in the Punta del Este Conrad.

Baluma Holdings received net proceeds from the transaction of approximately $180 million after distributions to certain minority investors. Baluma Holdings received a $14.7 million deposit in February and the balance of the proceeds on May 16.

The Punta del Este property generated $21 million in EBITDA in 2016. The property’s results have been excluded from Caesars Entertainment’s financial statements since the deconsolidation of CEOC in January 2015.

Under the terms of Enjoy S.A.’s 2013 acquisition of a 45% stake in Conrad Punta del Este, Enjoy S.A. had the right to acquire the remaining shares in the property between years three and five of the relationship. This sale is the result of Enjoy S.A. exercising that right.

About Caesars Entertainment Corporation
Caesars Entertainment Corporation ("CEC") is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, Inc. (“CEOC”), wholly owned CERP and Caesars Growth Properties, LLC, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 79 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. CEC's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. CEC's portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. CEC is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.
About Caesars Entertainment Operating Company Inc.
Caesars Entertainment Operating Company, Inc. ("CEOC"), a majority owned subsidiary of CEC, provides casino entertainment services and owns, operates or manages 38 gaming and resort properties in 13 states of the United States and in five countries primarily under the Caesars, Harrah's and Horseshoe brand names. CEOC is focused on building customer loyalty through providing its guests with a combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership as well as all the advantages of the Total Rewards program. CEOC also is committed to environmental sustainability and energy conservation, and recognizes the importance of being a responsible steward of the environment.